Exhibit 10.33

This Agreement made effective this 10th day of September, 2007.

BETWEEN:

STAR CAPITAL INC.
(hereinafter “Star”)
OF THE FIRST PART

and

DEEP WELL OIL & GAS INC.
(hereinafter “Deep Well Nevada”)
OF THE SECOND PART

and

DEEP WELL OIL & GAS (ALBERTA) LTD.
(hereinafter “Deep Well Alberta”)
OF THE THIRD PART

and

NORTHERN ALBERTA OIL LTD.
(hereinafter “Northern”)
OF THE FOURTH PART

AGREEMENT

ARTICLE 1 - RECITALS

WHEREAS:

1.1 Deep Well Alberta is a wholly-owned subsidiary of Deep Well Nevada.

1.2 Northern is a subsidiary of Deep Well Nevada.

1.3 Star is a minority shareholder of Deep Well Nevada.

1.4 Star commenced a proceeding by Originating Notice in the Court of Queens Bench of Alberta, Judicial District of Calgary, as Action No. 0601-14480 (the “Action”) in which Deep Well Nevada, Deep Well Alberta, Northern (collectively the “Corporate Respondents”), and Horst A. Schmid (“Schmid”), David Roff (“Roff”), Curtis J. Sparrow (“Sparrow”), Cyrus Spalding (“Spalding”), Gary Tighe (“Tighe”), Steve Gawne (“Gawne”), and Moses Ling (“Ling”) (collectively the “Individual Respondents”) were named as Respondents.

1.5 The Individual Respondents, other than Tighe, are present or former Directors, Officers or Employees of the Corporate Respondents.

1.6 The parties have agreed to address the concerns expressed by Star in the Action in the manner set out herein.

NOW THEREFORE in consideration of the mutual covenants contained herein, the parties hereto agree with each other as follows:

ARTICLE 2 - COVENANTS OF DEEP WELL NEVADA

2.1 Deep Well Nevada will file its annual financial statements (Form 10-KB) for the fiscal years 2005 and 2006, together with its quarterly financial statements (Form 10-QSB) for the fiscal years 2005 and 2006 and for the first three (3) quarters of its fiscal year 2007 on the EDGAR website no later than 120 days after the effective date of this Agreement (the “First Deadline”). For greater certainty, as Deep Well Nevada’s fiscal year end is September 30 in any given year, the third quarter of its fiscal year 2007 will be the quarter ending June 30, 2007. All of Deep Well Nevada’s Financial Statements described in this article are hereinafter referred to as the “Financial Statements”.

2.2 In the event that Deep Well Nevada fails to file the Financial Statements as required by Article 2.1 on or before the First Deadline then the management of Deep Well Nevada will provide Star, in care of its solicitors of record in the Action, a letter stating that the Financial Statements have been completed and have been submitted to the auditors of Deep Well Nevada to be audited or, in the case of quarterly financial statements, reviewed. Deep Well Nevada shall cause its auditors to confirm their receipt of the Financial Statements in writing including confirmation that the received statements and supporting materials are auditable, or reviewed in the case of quarterly financial statements, and such confirmation shall be provided to Star upon request.

2.3 In the event that Deep Well Nevada fails to file the Financial Statements as required by Article 2.1, and further fails to confirm that the Financial Statements have been submitted to the auditor, as required by Article 2.2, then Deep Well Nevada will, within 30 days following the First Deadline (“Second Deadline”) either pay $100,000.00 in cash to Star or will provide Star with the equivalent dollar amount of common shares of Deep Well Nevada, based upon the 10 day average share price of Deep Well Nevada calculated for the period 10 days prior to, and including the date of, the First Deadline.

2.4 In the event that Deep Well Nevada further fails to file its Financial Statements by the Second Deadline, then Deep Well Nevada and Star agree a Monitor will be appointed, at the expense of Deep Well Nevada, from Richter Allan Taylor or, failing their availability, Price WaterhouseCoopers, until such time as the Financial Statements are filed on the EDGAR website.

2.5  Deep Well Nevada will set a date for an annual general shareholders’ meeting. The announcement of the date of the meeting shall occur no later than the First Deadline, however the meeting may take place before or after the First Deadline. Deep Well Nevada shall comply with all applicable legislation pertaining to the calling of an annual general shareholders’ meeting.

2.6 Deep Well Nevada will contribute the sum of $75,000.00 towards Star’s legal expenses incurred with respect to the Action. Payment shall be made to Star’s solicitors of record in the Action in trust, immediately upon execution of this Agreement, and shall not be releasable until the expiry of all appeal periods with respect to the order or orders contemplated by Article 4.1 hereof have occurred without any appeal being taken, or alternatively if any such order or orders are appealed, then from the final determination of any and all such appeals.

ARTICLE 3 - MUTUAL COVENANTS

3.1 Star will provide a general release of the Corporate Respondents and of all current and former Directors, Officers and Employees of the Corporate Respondents, including without limitation the Individual Respondents, with the exception of Gawne and Tighe, for all acts and/or omissions up to and including the effective date of this Agreement, known or unknown, including but not limited to all matters alleged in the Action. The Individual Respondents, excluding Tighe and Gawne, and the Corporate Respondents will provide a similar general release in favour of Star and of all current and former Directors, Officers and Employees of Star. The release contemplated in this Article shall be simultaneously with the execution of this Agreement.

3.2 Star shall discontinue the Action against the Corporate Respondents and the Individual Respondents, excluding Tighe and Gawne, and the Corporate Respondents and Individual Respondents, excluding Tighe and Gawne, shall consent to such discontinuance so as to relieve Star from any obligation to pay costs to them in the Action.

ARTICLE 4 - ACKNOWLEDGEMENTS AND GENERAL

4.1 The parties acknowledge and agree that, to the extent that the Action has been brought under Part 19 of The Alberta Business Corporations Act, R.S.A. 200, c. B-9 (as amended) (the “ABCA”), or any corresponding statute in the state of Nevada or elsewhere containing similar provisions, leave of the court may be required to stay, discontinue or settle the Action. Star agrees to proceed expeditiously to obtain any required court orders to give effect to this Agreement, at its sole expense. Star shall give notice of any applications made to obtain court approval pursuant to this article to the Corporate Respondents and the Individual Respondents in care of their respective solicitors of record in the Action.

4.2 In the event that any required court approvals of this Agreement are not obtained within 30 days of the effective date of this Agreement or, if obtained, do not approve the entirety of this Agreement, then, at the option of the Corporate Respondents, this Agreement may be declared null and void, in which case all parties shall revert to the positions they held immediately prior to the effective date of this Agreement with all rights and remedies unimpaired and unaffected.

4.3 The parties acknowledge that Deep Well Nevada will be required to file a Form 8 K on the EDGAR website disclosing the particulars of this Agreement.

4.4 Star acknowledges that Deep Well Nevada and/or Deep Well Alberta will disclose the particulars of this Agreement in a Press Release.

4.5 This Agreement represents the compromise of contested claims by the parties, none of whom admit any liability therefore.

4.6 This Agreement may only be amended in writing, signed by the party or parties affected by such amendment.

4.7 This Agreement contains the entire Agreement between the parties with respect to the subject matter contained herein and there are no collateral terms or conditions, verbal or written, affecting the subject matter of this Agreement.

4.8 The parties acknowledge that the recitals contained in Article 1 of this Agreement are accurate.

4.9 This Agreement shall enure to the benefit of the parties, and their respective successors, heirs and assigns.

4.10 This Agreement shall be interpreted in accordance with the laws of the Province of Alberta and the laws of the Dominion of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta with respect to any matter arising from this Agreement.

4.11 This Agreement may be executed in counterpart and by facsimile, and the counterparts when all are executed shall constitute a full and binding Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement by the hands of their duly authorized and appointed officers to be effective on the date first written above.

STAR CAPITAL INC.

per	/s/ Michael Hale

DEEP WELL OIL & GAS INC.

per	/s/ Horst A. Schmid

DEEP WELL OIL & GAS (ALBERTA) LTD.

per	/s/ Horst A. Schmid

NORTHERN ALBERTA OIL LTD.

per	/s/ Curtis J. Sparrow